Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Wexford Operating Properties Achieve Early Stabilization; Same Property Cash NOI Increases 5.7%, Year-over-Year

SAN DIEGO, Calif. – November 5, 2013 – BioMed Realty Trust, Inc. (NYSE: BMR), the leading provider of real estate to the life science industry, today announced financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights

•

Executed 37 leasing transactions during the quarter representing approximately 340,100 square feet, contributing to an operating portfolio leased percentage on a weighted-average basis of approximately 90.7% at quarter end, and comprised of:

•	24 new leases totaling approximately 229,500 square feet, highlighted by:

•

a new lease with Ipsen for approximately 62,600 square feet at 650 East Kendall Street in Cambridge, Massachusetts which BioMed Realty owns through a joint venture with Prudential Real Estate Investors on behalf of institutional investors; and

•

a new lease with Cambridge Innovation Center for approximately 32,400 square feet at Wexford Science & Technology’s Heritage @ 4240 property in St. Louis, Missouri, which is currently under development, and a new lease with Forsyth Technical Community College for approximately 23,900 square feet at Wexford Science & Technology’s Piedmont Triad Research – Wake 90 property in Winston-Salem, North Carolina, which is currently under development.

•

13 lease renewals totaling approximately 110,600 square feet, highlighted by lease extensions with Washington University in St. Louis totaling approximately 58,000 square feet at Wexford Science & Technology’s 4320 Forest Park Avenue property in St. Louis, Missouri.

•	Approximately 111,300 square feet of positive net absorption during the third quarter.

•

The Wexford Science & Technology operating portfolio reached stabilization, and is now approximately 90.0% leased, up over 350 basis points since the acquisition was announced at the end of the first quarter.

•

Same property net operating income on a cash basis for the third quarter increased 5.7% versus the same period in 2012 and increased 7.0% excluding the Oyster Point properties in South San Francisco, which were leased to Life Technologies after the company received a $46.5 million lease termination payment from Elan Corporation in the second quarter.

•

Core funds from operations (CFFO) was $0.33 per diluted share. Funds from operations (FFO) calculated in accordance with standards established by NAREIT was also $0.33 per diluted share. Adjusted funds from operations (AFFO) for the quarter was $0.29 per diluted share.

•

Generated total revenues for the third quarter of approximately $159.2 million, up from approximately $134.5 million in the third quarter of 2012. Rental revenues for the quarter increased to approximately $116.9 million from approximately $101.5 million in the same period in 2012 and were the highest in the company’s and the industry’s history.

•	Reported net income available to common stockholders for the quarter of approximately $4.2 million, or $0.02 per diluted share.

•

Amended and restated the company’s senior unsecured credit facility to increase the revolving capacity under the credit facility to $900 million, add a $350 million term loan, reduce the fully-drawn borrowing cost by 35 basis points and extend the maturity date to March 24, 2018. At quarter end, the company had $880 million available under the $900 million revolver.

Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty, said, “We are very pleased with the operating and financial results of the third quarter, highlighted by our gross leasing of over 2.4 million square feet during the past four quarters, including significant contributions from our Wexford team. In addition, we further strengthened our already strong liquidity position by expanding our unsecured credit and term loan facility to $1.25 billion. Our investment acumen, which has produced the industry’s highest-quality portfolio, combined with our operating and leasing success and our disciplined capital strategy, continues to drive our success.”

Portfolio Update

The company executed 37 leasing transactions in the quarter ended September 30, 2013, representing approximately 340,100 square feet, comprised of 24 new leases totaling approximately 229,500 square feet and 13 lease renewals totaling approximately 110,600 square feet.

Third quarter same property net operating income on a cash basis increased 5.7% year-over-year, primarily as a result of sustained leasing success and contractual rent escalations. Excluding the two Oyster Point properties in South San Francisco which were leased to Life Technologies after the company received a $46.5 million lease termination payment from Elan in the second quarter, same property cash NOI increased 7.0% year-over-year.

The total operating portfolio was approximately 90.7% leased on a weighted-average basis as of September 30, 2013. At September 30, 2013, the company’s total portfolio comprised approximately 16.3 million rentable square feet, with an additional 4.3 million square feet of development potential.

During the quarter, the company received gross proceeds of $8.0 million and recognized a gain on sale of approximately $230,000 associated with the disposition of two properties totaling 49,250 square feet.

Kent Griffin, BioMed Realty’s President and Chief Operating Officer, noted, “The Wexford team contributed significantly to our continued strong leasing results during their first full quarter as part of the company. The Wexford operating portfolio reached stabilization ahead of plan with over 350 basis points of positive net absorption since the acquisition was announced. The integration program has worked very effectively and we remain on schedule to deliver the additional 994,000 square feet in 2014 from the three in-process developments.”

Third Quarter 2013 Financial Results

Total revenues for the third quarter were approximately $159.2 million, compared to approximately $134.5 million for the same period in 2012, an increase of 18.4%. Rental revenues for the third quarter were approximately $116.9 million, compared to approximately $101.5 million for the same period in 2012, an increase of 15.2%, and the highest in the company’s history.

CFFO for the third quarter was $0.33 per diluted share, compared to $0.34 per diluted share for the same period in 2012. FFO per share, calculated in accordance with standards established by NAREIT, was also $0.33 per diluted share for the quarter, as compared to $0.34 per diluted share in the third quarter of 2012. AFFO for the quarter was $0.29 per diluted share, as compared to $0.33 per diluted share in the third quarter of 2012. The company reported net income available to common stockholders for the quarter of approximately $4.2 million, or $0.02 per diluted share. FFO, CFFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO, CFFO and AFFO and definitions of terms are included at the end of this release.

Financing Activity

During the third quarter, the company amended and restated its senior unsecured credit facility, increasing the revolving capacity under the credit facility to $900 million and adding a $350 million term loan. The maturity date of the amended credit facility was extended to March 24, 2018, but can be extended for six months to September 24, 2018 at the company’s option. In addition, the terms of the amended and restated facility permit BioMed Realty to increase the amount available under the credit facility by an additional $550 million to $1.8 billion after satisfying certain conditions. The company used the proceeds from the term loan portion of the facility to repay the outstanding indebtedness under the revolving portion of its existing credit facility and for other general corporate and working capital purposes.

The interest rate paid on amounts drawn under the amended revolver is initially set at LIBOR plus 130 basis points, plus a facility fee of 25 basis points, for a fully drawn rate of LIBOR plus 155 basis points. This represents a 25 basis point reduction in the margin from the previously existing credit facility and a 35 basis point reduction in the fully drawn rate. The interest rate on the new term loan is LIBOR plus 150 basis points. The company also entered into interest rate swap agreements, which are intended to have the effect of fixing interest payments associated with $200 million of the term loan at approximately 2.2% for a three-year term. These rates are subject to adjustment based on changes to the company’s credit ratings.

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a third quarter 2013 dividend of $0.235 per share of common stock, which is equivalent to an annualized dividend of $0.94 per common share.

Earnings Guidance

The company’s updated 2013 guidance for net income per diluted share, FFO per diluted share and CFFO per diluted share are set forth and reconciled below. Projected net income per diluted share, FFO per diluted share and CFFO per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 198.0 million.

2013
Projected net income per diluted share available to common stockholders	$0.16
Add:
Real estate depreciation and amortization	$1.32
Noncontrolling interests in operating partnership	($0.00)
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.03)
Projected FFO per diluted share	$1.45
Add:
Acquisition costs	$0.03
Projected CFFO per diluted share	$1.48

The company’s full-year 2013 CFFO guidance implies approximately $0.32 of CFFO per diluted share in the fourth quarter, considering the company’s previously reported CFFO per diluted share of $0.42, $0.41 and $0.33 for the first, second and third quarters, respectively.

The company’s initial 2014 guidance for net income per diluted share and FFO per diluted share are set forth and reconciled below. Projected net income per diluted share and FFO per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 208.5 million.

2014
(Low - High)
Projected net income per diluted share available to common stockholders	$0.14 - $0.24
Add:
Real estate depreciation and amortization	$1.26
Noncontrolling interests in operating partnership	$0.00
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.03)
Projected FFO per diluted share	$1.37 - $1.47

Key assumptions underlying the company’s projections of 2014 net income per diluted share and FFO per diluted share are as follows (dollars in thousands):

Full-year 2014
Rental revenues	$475,000 to $500,000
Interest expense	$100,000 to $112,000
Capitalized interest	$16,000 to $19,000
General & administrative expense	$48,000 to $52,000
Fan Pier construction loan revenue	$8,000 to $9,000
Operating margins	66% to 70%
Tenant recoveries	74% to 77%
Same property cash NOI growth	5% to 7%

Leasing	Five-quarters ending 12/31/14
Gross leasing (in square feet)	1.2 million to 1.8 million
Net absorption (in square feet), excluding the King of Prussia expiration	250,000 to 500,000

Capital	Remaining investments
Active development	$262,000
Active redevelopment	$25,000
Leasing
Signed leases	$55,000
Projected leasing	$60,000 to $80,000

The company expects to repay the 7.75% mortgage secured by the Center for Life Science | Boston early in the second quarter of 2014, potentially with secured or unsecured fixed-rate borrowings.

The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2013 CFFO and FFO and 2014 FFO estimates do not reflect the impact of any future new investments (acquisitions or development), or related financing activity, as the CFFO and FFO impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Wednesday, November 6, 2013 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (800) 708-4540 (domestic) or (847) 619-6397 (international) with call ID number 35977439. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Wednesday, November 6, 2013 until midnight Pacific Time on Monday, November 11, 2013 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 35977439#.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 16.3 million rentable square feet. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Investments in real estate, net	$5,172,102	$4,319,716
Investments in unconsolidated partnerships	31,978	32,367
Cash and cash equivalents	29,230	19,976
Accounts receivable, net	10,580	4,507
Accrued straight-line rents, net	169,272	152,096
Deferred leasing costs, net	202,393	172,363
Other assets	278,600	133,454

Total assets	$5,894,155	$4,834,479

LIABILITIES AND EQUITY
Mortgage notes payable, net	$716,733	$571,652
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	894,850	894,177
Unsecured senior term loans	755,226	405,456
Unsecured line of credit	20,000	118,000
Accounts payable, accrued expenses and other liabilities	311,287	180,653

Total liabilities	2,878,096	2,349,938
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, no shares issued and outstanding at September 30, 2013; and 7,920,000 shares issued and outstanding at December 31, 2012, $198,000 liquidation preference ($25.00 per share)	—	191,469
Common stock, $.01 par value, 250,000,000 shares authorized, 192,106,749 shares issued and outstanding at September 30, 2013; and 200,000,000 shares authorized, 154,327,818 shares issued and outstanding at December 31, 2012 respectively	1,921	1,543
Additional paid-in capital	3,552,595	2,781,849
Accumulated other comprehensive loss, net	(38,618)	(54,725)
Dividends in excess of earnings	(545,819)	(443,280)

Total stockholders’ equity	2,970,079	2,476,856
Noncontrolling interests	45,980	7,685

Total equity	3,016,059	2,484,541

Total liabilities and equity	$5,894,155	$4,834,479

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Rental	$116,884	$101,467	$327,932	$288,650
Tenant recoveries	38,907	31,765	104,037	89,155
Other revenue	3,441	1,305	47,352	1,590

Total revenues	159,232	134,537	479,321	379,395

Expenses:
Rental operations	51,688	38,944	134,182	112,717
Depreciation and amortization	61,898	51,372	186,219	143,882
General and administrative	11,934	10,226	32,358	27,416
Acquisition-related expenses	907	176	5,263	13,055

Total expenses	126,427	100,718	358,022	297,070

Income from operations	32,805	33,819	121,299	82,325
Equity in net loss of unconsolidated partnerships	(112)	(339)	(697)	(1,011)
Interest expense, net	(27,870)	(26,817)	(79,890)	(72,863)
Other expense	(687)	(208)	(4,079)	(580)

Income from continuing operations	4,136	6,455	36,633	7,871
Loss from discontinued operations	—	—	—	(4,370)

Net income	4,136	6,455	36,633	3,501
Net loss / (income) attributable to noncontrolling interests	111	(46)	(268)	156

Net income attributable to the Company	4,247	6,409	36,365	3,657
Preferred stock dividends	—	(3,651)	(2,393)	(10,952)
Cost on redemption of preferred stock	—	—	(6,531)	—

Net income / (loss) available to common stockholders	$4,247	$2,758	$27,441	$(7,295)

Income / (loss) from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.02	$0.02	$0.15	$(0.02)

Loss from discontinued operations per share available to common stockholders:
Basic and diluted earnings per share	$—	$—	$—	$(0.03)

Net income / (loss) per share available to common stockholders:
Basic and diluted earnings per share	$0.02	$0.02	$0.15	$(0.05)

Weighted-average common shares outstanding:
Basic	190,646,722	152,785,451	179,138,169	152,739,130

Diluted	196,131,643	155,728,209	183,121,240	152,739,130

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and nine months ended September 30, 2013 and 2012 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income / (loss) available to the common stockholders	$4,247	$2,758	$27,441	$(7,295)
Adjustments:
(Gain)/loss on sale of assets	(230)	—	(230)	4,552
Noncontrolling interests in operating partnership	118	53	534	(140)
Depreciation and amortization – unconsolidated partnerships	380	323	1,116	968
Depreciation and amortization – consolidated entities	61,898	51,372	186,219	143,882
Depreciation and amortization – discontinued operations	—	—	—	92
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(515)	(28)	(709)	(83)

FFO available to common shares and units – basic	$65,898	$54,478	$214,371	$141,976
Interest expense on exchangeable senior notes	1,688	1,688	5,063	5,063

FFO available to common shares and units – diluted	$67,586	$56,166	$219,434	$147,039
Acquisition-related expenses	907	176	5,263	13,055

CFFO available to common shares and units – diluted	$68,493	$56,342	$224,697	$160,094

FFO per share – diluted	$0.33	$0.34	$1.13	$0.88

CFFO per share – diluted	$0.33	$0.34	$1.15	$0.96

Weighted-average common shares and units outstanding – diluted (1)	207,952,002	167,350,914	194,899,709	167,275,526

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and nine months ended September 30, 2013 and 2012 was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
CFFO available to common shares and units – diluted	$68,493	56,342	$224,697	$160,094
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(9,857)	(2,739)	(32,251)	(9,084)
Leasing commissions	(1,703)	(2,001)	(5,268)	(4,755)
Non-cash revenue adjustments	(3,661)	(2,590)	(1,239)	(3,994)
Non-cash adjustment for securities	—	—	2,825	545
Non-cash debt adjustments	3,305	3,026	9,463	8,535
Non-cash equity compensation	3,489	3,094	9,567	8,670
Cost on redemption of preferred stock	—	—	6,531	—
Depreciation included in general and administrative expenses	629	483	1,675	1,380
Share of non-cash unconsolidated partnership adjustments	24	26	95	53

AFFO available to common shares and units	$60,719	55,641	$216,095	$161,444

AFFO per share – diluted	$0.29	0.33	$1.13	$0.96

Weighted-average common shares and units outstanding – diluted (1)	207,952,002	167,350,914	194,899,709	167,275,526

(1)	The three and nine months ended September 30, 2013 include 10,405,224 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and nine months ended September 30, 2012 include 10,127,232 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended September 30, 2013 and 2012 include 1,415,135 and 1,495,473 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The nine months ended September 30, 2013 and 2012 include 1,373,245 and 1,457,250 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, FFO excluding acquisition-related expenses, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them to be important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by subtracting from CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements and (c) leasing commissions.

Our computations of FFO, CFFO and AFFO may differ from the methodologies for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered as an alternative to net income/(loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as indicators of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.